Exhibit 8.1

August 5, 2008

Delta Air Lines, Inc.

1030 Delta Boulevard

Law Dept. 981

P.O. Box 20574

Atlanta, GA 30320-2574

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Delta Air Lines, Inc., a Delaware corporation (“Delta”), including the joint proxy statement of Delta and Northwest Airlines Corporation, a Delaware corporation (“Northwest”), forming a part thereof, relating to the proposed merger of Nautilus Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Delta, with and into Northwest.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz